Exhibit 4.2

AMENDMENT NO. 2 TO

SHAREHOLDER RIGHTS AGREEMENT

This Amendment No. 2 to Shareholder Rights Agreement (this “Amendment”) is entered into as of August 14, 2017, between Biostage, Inc., formerly known as Harvard Apparatus Regenerative Technology, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (as successor rights agent to Registrar and Transfer Company, a New Jersey corporation) (the “Rights Agent”).

WITNESSETH:

WHEREAS, the Company and the Rights Agent are parties to that certain Shareholder Rights Agreement, dated as of October 31, 2013, as amended by that certain Amendment No. 1 to Shareholder Rights Agreement dated as of February 12, 2015 (collectively, the “Agreement”); and

WHEREAS, pursuant to Section 27 of the Agreement, the Company and the Agent may from time to time supplement or amend the Agreement subject to the terms of the Agreement; and

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Agreement as set forth herein is necessary and desirable and the Company and the Rights Agent desire to evidence such amendment in writing.

NOW, THEREFORE, in consideration of these premises and mutual agreements set forth herein, the parties agree as follows:

1.            Amendment and Restatement of Section 7(a). Section 7(a) of the Agreement is deleted in its entirety and replaced with the following in lieu thereof:

“Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Exercise Price for the total number of one ten-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercised, at or prior to the earlier of (i) 9:00 a.m. Eastern Time on August 14, 2017 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”) or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof (the “Exchange Date”) (the earliest of (i), (ii) or (iii) being herein referred to as the “Expiration Date”). Except as set forth in Section 7(e) hereof and notwithstanding any other provision of this Agreement, any Person who prior to the Distribution Date becomes a record holder of shares of Common Stock of the Company may exercise all of the rights of a registered holder of a Right Certificate with respect to the Rights associated with such shares of Common Stock of the Company in accordance with the provisions of this Agreement, as of the date such Person becomes a record holder of shares of Common Stock of the Company.”

2.            The Agreement, as supplemented and modified by this Amendment, which such Amendment shall be deemed effective as of the date first written above, as if executed on such date, together with the other writings referred to in the Agreement or delivered pursuant thereto which form a part thereof, contains the entire agreement among the parties with respect to the subject matter thereof and amends, restates and supersedes all prior and contemporaneous arrangements or understandings with respect thereto.

3.            Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import, shall mean and be a reference to the Agreement, as amended hereby. Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

4.            This Amendment shall be governed by the laws of the State of Delaware applicable to contracts to be made and to be performed entirely within the State.

5.            This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

(Signatures on following page)

IN WITNESS WHEREOF, the parties have duly executed this Amendment, all as of the day and year first above written.

BIOSTAGE, INC.

By:	/s/ James McGorry
Name:	James McGorry
Title:	Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:	/s/ Megan Roe
Name:	Megan Roe
Title:	VP and Manager, Relationship Management